Calyxt Reports First Quarter 2020 Financial Results

First Quarter 2020 Revenue of $2.4 Million

Provides Update on COVID-19 Impact

Announces Extended Cash Runway and Revises 2020 Cash Usage Guidance to between $30 Million to $34 Million

Management to Host Conference Call Today at 8:30 a.m. EST

Roseville, MN – May 7, 2020 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based technology company, has reported its financial results for the first quarter ended March 31, 2020.

Management Commentary

“The COVID-19 pandemic has caused an unprecedented global crisis. I am very proud of the dedication and resilience of the Calyxt team and of the actions we have taken in response to the COVID-19 pandemic to protect our employees and our business,” said Jim Blome, Calyxt CEO. “Most of our laboratory workers remain onsite at our headquarters and all workers who are able to work remotely have done so since early in the crisis. Protecting our scientists and their projects is critical to our future, and thus far we have handled the transition without disruption. I appreciate the actions of our team to help ensure we stay safe and on track. While the immediate future is uncertain, what is crystal clear is that Calyxt must act judiciously and decisively to succeed during this situation and after it is resolved. We have taken several measures to respond to a dynamic environment that compels us to bolster our liquidity and rapidly adapt to extraordinary circumstances.”

“The first quarter of 2020 was initially marked by increasing demand for our high oleic soybean products, offset in the latter part of the quarter by the beginning of the COVID-19 pandemic, which has temporarily disrupted the agricultural and food supply chains globally and depressed food industry demand for premium oil. These negative effects increased throughout the quarter and remain with us today. We have responded to ongoing disruptions by pausing our crush schedule to preserve cash, while continuing our seed distribution activities for 2020 plantings, and continuing to ship high oleic soybean oil to our recently announced world-class oil customer. Looking forward at the macro-environment, we expect prices for both oil and meal to remain low, demand for oil to remain depressed and, depending on livestock herd sizes, meal demand may also be depressed. We also expect some of the oil and meal price pressure to be partially offset by lower grain purchase costs. Despite these headwinds, we continue to geographically expand our soybean meal customer base and continue to sample and test with large consumer packaged goods companies. I am confident that when the macro-environment stabilizes, we will emerge stronger than before.”

“On the technology front, we continue to build out and improve our gene editing technology suite. We licensed a new breakthrough from the University of Minnesota, invented in a lab run by Calyxt co-founder Dan Voytas, Ph.D., that will enable us to significantly reduce the time needed to develop traits in certain crops. I am pleased with the four product candidate advancements in our development process in the quarter, especially considering the unique nature of each. Our innovative technology, continuous improvement and robust scientific team are what allows us to maintain a competitive edge in the gene editing space,” continued Blome.

“In the near-term, we expect to launch our first hemp product – improved plants to address key problems facing hemp growers – marking the launch of our second commercial product. We expect the velocity of our revenue opportunities to accelerate as we build up a robust portfolio of commercial products addressing several different markets. For our efforts to secure new collaboration agreements with industry partners, we aim to sign multiple new agreements this year. We expect collaboration agreements to provide us with cash milestone payments to further support our liquidity and our vision that Calyxt is an innovation platform company.”

“In summary, despite increased headwinds and unprecedented global disruption, we continue to execute on our business initiatives, improve our gene editing platform, drive forward our R&D programs, and extend our cash runway. I am incredibly proud of our team and look forward to sharing more on our developing story at the upcoming BMO Global Farm to Market Virtual Conference on May 13,” concluded Blome.

Product Development and Intellectual Property

•

Continued to expand intellectual property portfolio with new U.S. patents granted and filing applications for new patent families.  Granted U.S. patents cover expansion of the core TALEN® patent family with claims directed to methods for generating gene edited plants as well as an additional soybean product concept. New provisional patent applications focus on expanding the portfolio of novel gene editing tools and enabling technologies, new product concepts in soybean and wheat, and additional germplasm varieties from its breeding program.

•

In the first quarter 2020, four projects in the R&D development process advanced to the next stage. As of March 31, 2020, there were 18 projects at the Discovery stage or later in development across alfalfa, canola, hemp, oats, potatoes, soybeans and wheat, with most projects in soybeans and hemp.

•

Early in the second quarter the first hemp project advanced to the commercialization phase. Calyxt expects to launch the product for 2020 spring planting and complete the sale of all product available in the quarter. While not significant to revenue, the pilot is projected to deliver premium margins. To achieve these results, Calyxt worked with a partner’s germplasm to quickly purify and stabilize key varieties while leveraging Calyxt’s patent-pending production system and analytics capabilities. This success also enabled the gathering of valuable insights and data that will benefit the development of other hemp projects which are expected to launch beginning in 2023.

First Quarter 2020 Financial Results

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Revenues were $2.4 million in the first quarter of 2020, an increase of $2.2 million or 1,414 percent from the first quarter of 2019. The revenue growth was driven by 1,440 points of volume growth and 44 points of favorable product mix partially offset by 70 points of pricing changes. High oleic soybean meal was 87 percent of revenue in the first quarter of 2020, compared to 92 percent a year ago.  Most oil revenue in the quarter was from a world-class customer, active in all four premium oil target market segments, to be used as a plant-based alternative to synthetic fluids.

•

Gross margins, as reported, were a negative $1.5 million in the first quarter of 2020, a decrease of $1.6 million from the first quarter of 2019, reflecting the higher costs experienced at this early stage of commercialization of the high oleic soybean products. Gross margin, as adjusted, a non-GAAP measure, was negative $1.2 million, or negative 49 percent, as compared to negative $1.5 million, or negative 63 percent, as reported under GAAP. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of gross margin, as adjusted, and a reconciliation of gross margin, the most comparable GAAP measure, to gross margin, as adjusted.

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R&D expenses were $2.8 million in the first quarter of 2020, an increase of $568,000 from the first quarter of 2019, driven by $284,000 of additional personnel costs, $123,000 of incremental professional fees, and $78,000 of higher non-cash stock compensation expenses.

•

Selling and supply chain expenses were $1.6 million in the first quarter of 2020, an increase of $676,000 from the first quarter of 2019, driven by $879,000 of additional personnel costs including $273,000 of Section 16 officer transition expenses, and $123,000 incremental allocated expenses for facilities and information technology expenses, partially offset by $314,000 of lower non-cash stock compensation expenses due to the forfeiture of awards.

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G&A expenses were $4.7 million in the first quarter of 2020, an increase of $558,000 from the first quarter of 2019, driven by $392,000 of incremental professional services expenses and increased depreciation expense.

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Net loss was $11.1 million in the first quarter of 2020, an increase of $3.7 million from the first quarter of 2019, driven by the changes in gross margin and operating expenses described above. Net loss per share was $(0.34) per basic and diluted share in the first quarter of 2020, an increase of $(0.11) per basic and diluted share from the first quarter of 2019.

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Adjusted EBITDA, a non-GAAP measure, was $8.2 million in the first quarter of 2020, a decrease of $2.6 million from the first quarter of 2019, driven by the changes in operating expenses and the increases in negative gross margins described above and a $570,000 decrease in interest expense driven by unrealized losses on short-term investments. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of such measure to net loss the most comparable measure calculated under United States GAAP.

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Net cash used in the first quarter of 2020 was $12.6 million compared to $9.6 million in the first quarter of 2019, driven by the increase in net loss of $3.7 million partially offset by a net decrease in cash flows from operating assets and liabilities, primarily the result of the higher cash payments to suppliers and related parties in the first quarter of 2019.

•	Cash, cash equivalents, short-term investments and restricted cash totaled $47.4 million as of March 31, 2020.

COVID-19 Update

“Due to the COVID-19 crisis, we have observed changes in demand across the oil markets and declines in the exchange-traded prices for both oil and meal,” said Bill Koschak, Calyxt’s CFO. “As a result, we paused our crush and refining schedule and expect product sales efforts in the second quarter to shift to the second half of 2020. We are pursuing sources of cash through high margin collaboration agreements and licensing opportunities and are taking further action to increase financial flexibility and liquidity, including reviewing operating expenses, deferring purchases of grain in the fourth quarter to the following year, and postponing non-essential capital expenditures.”

“In April 2020, we received a $1.5 million loan under the Payroll Protection Program implemented as part of the CARES Act. After a thorough management review, we determined that the current economic uncertainty made the loan necessary to support our ongoing operations and allows us to continue employing our team members through this unprecedented time. As a result of these actions we expect our 2020 cash usage to be between $30 million and $34 million, lowered from our prior estimate of $34 million to $38 million. The lower use of cash in 2020, which we expect to continue into 2021, is expected to extend our cash runway into late 2021. We continue to evaluate additional strategies to further reduce our cash usage.”

“We also have sold out of seed for the 2020 crop, with seed distribution for 2020 spring planting underway. Deliveries of seed are on schedule and we continue to monitor the distribution network and to develop contingency plans for growers to receive their orders, including the five new varieties we are launching this spring,” concluded Koschak.

2020 Financial Guidance Revisions

On March 5, 2020, Calyxt issued 2020 financial guidance for revenue, adjusted gross margin, and cash usage, which did not take into account the impacts of the COVID-19 pandemic.  Due to the high degree of uncertainty created by the COVID-19 pandemic and the challenges of accurately predicting the specific extent or duration of the impact of COVID-19 on operations and financial results, Calyxt is withdrawing guidance for 2020 revenue and 2020 adjusted gross margin. In addition, taking into account anticipated reductions in cash expenditures, timing of grain purchases in the fourth quarter, and the proceeds from the Payroll Protection Program loan, Calyxt now expects cash usage in 2020 to be in the range of $30 million to $34 million, a reduction from previous 2020 cash usage guidance of $34 million to $38 million.

First Quarter 2020 Results Conference Call

Calyxt, Inc. will hold a conference call today at 8:30 a.m. Eastern time to discuss its results for the first quarter ended March 31, 2020. Calyxt Chief Executive Officer Jim Blome, Chief Financial Officer Bill Koschak, Chief Technology Officer Travis Frey, and Senior Vice President of Sales and Marketing Keith Blanks will host the conference call, which will be accompanied by a presentation and followed by a question and answer session.

To access the call, please use the following information:

Date:	Thursday May 7, 2020
Time:	8:30 a.m. EST, 5:30 a.m. PST
Toll Free dial-in number:	1-877-407-0789
Toll/International dial-in number:	1-201-689-8562
Conference ID:	13701507
Webcast:	http://public.viavid.com/index.php?id=138971

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have difficulty connecting with the conference call, please contact MZ Group at +1 (949) 491-8235.

The conference call will be broadcast live and available for replay at via the investor relations section of Calyxt’s website here. The presentation used in the conference call and webcast will be available for reference on Calyxt’s IR website at here.

A replay of the call will be available for one month following the conference.

Toll Free Replay Number:	1-844-512-2921
International Replay Number:	1-412-317-6671
Replay ID:	13701507

About Calyxt

Calyxt (NASDAQ: CLXT), based in Roseville, Minnesota is a plant-based technology company. We partner with like-minded farmers and companies to deliver plant-based products with wellness and sustainability benefits. We use cutting edge plant breeding techniques to innovate and develop solutions to address unmet consumer and market demands. For further information, please visit our website at www.calyxt.com.

Calyxt Media Contact:

Trina Lundblad, Director of Corporate Communications

(612) 790-0514

media@calyxt.com

Calyxt Investor Relations Contact:
Chris Tyson, Managing Director

MZ Group – MZ North America
(949) 491-8235

CLXT@mzgroup.us
www.mzgroup.us

Use of Non-GAAP Financial Information

To supplement our audited financial results prepared in accordance with GAAP, we have prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as a supplemental and in addition to our financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics in evaluating and making operational decisions regarding our business.

We present gross margin, as adjusted, a non-GAAP measure that includes the effects of high oleic soybean products sold with no associated cost of goods sold because those costs were expensed as R&D in a prior period and that also includes the impact of any net realizable value adjustments to our inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold.

We provide gross margin, as adjusted, at this early stage of commercialization as the amounts being adjusted affect the period to period comparability of our gross margins and financial performance.

The table below presents a reconciliation of gross margin to gross margin, as adjusted:

	Three Months Ended March 31,
In Thousands	2020	2019
Gross margin (GAAP measure)	$(1,507)	$123
Gross margin percentage	(63% )	78%
Adjustments:
Grain costs expensed as R&D	—	(149)
Net realizable value adjustment to inventories	334	—
Gross margin, as adjusted	$(1,174)	$(25)
Gross margin percentage, as adjusted	(49% )	(16% )

We present adjusted EBITDA, a non-GAAP measure defined as net loss excluding interest, net, income tax expense, depreciation and amortization expense, stock-based compensation expense, grain costs expensed as R&D,  net realizable value adjustments to inventories, Section 16 officer transition expenses, and research and development payroll tax credits no longer realizable.

We provide in the table below a reconciliation of net loss to adjusted EBITDA, which is the most directly comparable GAAP financial measure. Because adjusted EBITDA excludes non-cash items and discrete or infrequently occurring items, we believe that adjusted EBITDA provides investors with useful supplemental information about the operational performance of our business and facilitates comparison of our financial results between periods where certain items may vary significantly independent of our business performance.

The table below present a reconciliation of net loss to adjusted EBITDA:

	Three months ended March 31,
In Thousands	2020	2019
Net Loss (GAAP measure)	$(11,063)	$(7,375)
Non-GAAP adjustments:
Interest, net	398	(172)
Income tax expense	—	—
Depreciation & amortization	452	342
Stock-based compensation expenses	1,271	1,556
Grain costs expensed as R&D	—	(149)
Net realizable value adjustment to inventories	334	—
Section 16 officer transition expenses	360	188
Research and development payroll tax credit	—	(63)
Adjusted EBITDA	$(8,247)	$(5,672)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “will,” or “continue,” the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the potential impact of the COVID-19 impact on our business and operating results, our future financial performance, product pipeline and development, commercialization efforts and sales of commercial products, regulatory progression, potential collaborations and partnerships and their contribution to our financial results, cash usage, growth strategies, and anticipated trends in our business. These and other forward-looking statements are predictions and projections about future events and trends based on our current expectations, objectives and intentions and premised on current assumptions.  Our actual results, level of activity, performance or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; the impact of increased competition; disruptions at our key facilities; changes in customer preferences and market acceptance of our products; competition for collaboration partners and the successful execution of collaborations; the impact of adverse events during development, including unsuccessful field trials or disruptions in seed production; failures by third-party contractors; inaccurate demand forecasting; disruptions to supply chains, including transportation and storage functions; commodity price conditions; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; and other important factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings on Form 10-Q or 8-K with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	March 31, 2020 (unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$7,385	$58,610
Short-term investments	38,620	—
Restricted cash	388	388
Accounts receivable	841	1,122
Due from related parties	7	—
Inventory	3,198	2,594
Prepaid expenses and other current assets	1,594	808
Total current assets	52,033	63,522
Non-current restricted cash	1,045	1,040
Land, buildings, and equipment	22,902	23,212
Other non-current assets	441	324
Total assets	$76,421	$88,098
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,085	$1,077
Accrued expenses	2,093	2,544
Accrued compensation	1,363	2,181
Due to related parties	554	977
Current portion of financing lease obligations	361	356
Other current liabilities	94	61
Total current liabilities	5,550	7,196
Financing lease obligations	18,194	18,244
Other non-current liabilities	141	150
Total liabilities	23,885	25,590
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 33,090,799 shares issued and 32,990,647 shares outstanding as of March 31, 2020, and 33,033,689 shares issued and 32,951,329 shares outstanding as of December 31, 2019	3	3
Additional paid-in capital	186,859	185,588
Common stock in treasury, at cost; shares of 100,152 as of March 31, 2020, and 82,360 as of December 31, 2019	(1,043)	(1,043)
Accumulated deficit	(133,120)	(122,057)
Accumulated other comprehensive income (loss)	(163)	17
Total stockholders’ equity	52,536	62,508
Total liabilities and stockholders’ equity	$76,421	$88,098

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in Thousands Except Shares and Per Share Amounts)

	Three Months Ended March 31,
	2020	2019
Revenue	$2,377	$157
Cost of goods sold	3,884	34
Gross margin	(1,507)	123
Operating expenses:
Research and development	2,787	2,219
Selling and supply chain	1,580	904
General and administrative	4,720	4,162
Management fees	62	361
Total operating expenses	9,149	7,646
Loss from operations	(10,656)	(7,523)
Interest, net	(398)	172
Foreign currency transaction loss	(9)	(24)
Loss before income taxes	(11,063)	(7,375)
Income taxes	—	—
Net loss	$(11,063)	$(7,375)
Basic and diluted loss per share	$(0.34)	$(0.23)
Weighted average shares outstanding - basic and diluted	32,988,141	32,677,944

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in Thousands)

	Three Months Ended March 31,
	2020	2019
Operating activities
Net loss	$(11,063)	$(7,375)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	452	342
Stock-based compensation	1,271	1,556
Changes in operating assets and liabilities:
Accounts receivable	281	(124)
Due to/from related parties	(430)	(1,114)
Inventory	(604)	(379)
Prepaid expenses and other current assets	(786)	(629)
Accounts payable	8	(94)
Accrued expenses	(451)	(397)
Accrued compensation	(818)	(418)
Other current liabilities	(156)	(428)
Other non-current assets	(120)	(216)
Net cash used by operating activities	(12,416)	(9,276)
Investing activities
Short-term investments	(38,620)	—
Purchases of land, buildings, and equipment	(139)	(346)
Net cash used by investing activities	(38,759)	(346)
Financing activities
Repayments of financing lease obligations	(45)	(59)
Proceeds from the exercise of stock options	—	125
Net cash (used) provided by financing activities	(45)	66
Net decrease in cash, cash equivalents and restricted cash	(51,220)	(9,556)
Cash, cash equivalents and restricted cash - beginning of period	60,038	95,288
Cash, cash equivalents and restricted cash - end of period	$8,818	$85,732